Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Fold Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	51,229,508	$0.5241	$26,849,385.14	0.0001381	$3,707.90

Total Offering Amounts:							$26,849,385.14		3,707.90
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,707.90

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of shares of common stock, par value $0.0001 per share ("Common Stock"), of Fold Holdings, Inc. (the "Registrant") that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on The Nasdaq Stock Market on September 15, 2026, in accordance with Rule 457(c) under the Securities Act.

Includes up to 51,229,508 shares of Common Stock that the Registrant may elect, in its sole discretion, to issue and sell to Roth Principal Investments, LLC ("Roth Principal Investments") pursuant to the Common Stock Purchase Agreement, dated as of September 4, 2026, by and between the Registrant and Roth Principal Investments (the "Purchase Agreement"), subject to the satisfaction of the conditions and limitations of the Purchase Agreement.